Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 33-73824 on Form N-1A of our report dated February 26, 2008 relating to the financial statements and financial highlights of MassMutual Select Funds, appearing in the Annual Report on Form N-CSR of MassMutual Select Funds for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
March 25, 2008